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                                                                Exhibit 16.1



October 18, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have reviewed Item 4.01 of the Current Report on Form 8-K with an event date of October 12, 2004 of Falcon Products, Inc. and are in agreement with the statements contained in the first three paragraphs (other than the statement contained in the parenthetical phrase in the third paragraph) and the fifth paragraph of that Item, with respect to the period preceding our resignation, and with the last sentence of the sixth paragraph of that Item.

We have no basis to agree or disagree with statements contained in the parenthetical phrase in the third paragraph ("although an investigation was commenced into the substance of the allegations themselves"), or statements contained in the fourth paragraph or the first sentence of the sixth paragraph of Item 4.01.

                                   /s/ Rubin, Brown, Gornstein & Co. LLP